Exhibit 99.1

News Release

Ameriprise Financial Names Donald E. Froude

President of U.S. Advisor Group

MINNEAPOLIS — August 13, 2008 — Ameriprise Financial, Inc. (NYSE: AMP) today announced that Donald E. Froude will join the company as president of the U.S. Advisor Group. As a member of the company’s Executive Leadership Team, he will report to Chairman and CEO Jim Cracchiolo.

Mr. Froude will be responsible for leading the company’s approximately 12,000-strong employee and franchisee advisors, as well as their leaders in the field. In addition, Securities America, Inc., the company’s wholly owned independent broker dealer subsidiary, will report to Mr. Froude.

He will be charged with advancing strategies that have, over the past three years, significantly enhanced the company’s support for advisors, including industry-leading technology tools and marketing support. As a result of these efforts, franchisee advisor retention and satisfaction are at all-time highs.

“We are thrilled that Don Froude will lead our advisor force,” Mr. Cracchiolo said. “In his three decades in the industry, Don has amassed impressive and varied experience, from serving as an advisor himself to leading large firms and their distribution forces. I am confident that Don will be an instrumental leader as we execute our strategy to grow our advisor force and help advisors build their practices.”

Mr. Froude, a 28-year financial services veteran, joins the company from Legg Mason, Inc., where he was managing director and head of U.S. distribution. In this role, he was responsible for the management of sales, client service, product development and business development for the entire U.S. He served on Legg Mason’s Operating and Global Managed Investments Committees. Prior to joining Legg Mason, he was president of Intermediary Distribution for Columbia Management, a division of Bank of America, where he helped integrate two large mutual fund companies into one organization. Earlier, Mr. Froude was president and chief executive officer of Quick & Reilly, where he re-built the traditionally discount brokerage into a full-service investment business. He spent 10 years in progressively more senior roles at Alex Brown/Bankers Trust/Deutsche Bank and, earlier, nine years as a broker and office manager at Bache Halsey Stuart/Prudential.

“I am excited about the opportunity to lead one of the industry’s strongest distribution forces,” Mr. Froude said. “The Ameriprise advisors I’ve met are energized, and they’re deeply satisfied with the support the company provides them. With such a strong advisor foundation in place, I am confident that we can drive the U.S. advisor group to new levels of productivity and growth.”

Mr. Froude will join the company September 2. He will work at the company’s New York offices and its Minneapolis headquarters.

About Ameriprise Financial

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.

For more information, visit ameriprise.com.

Ameriprise Financial

Media Relations:

Ben Pratt

612.678.5881

benjamin.j.pratt@ampf.com